                                                                   Exhibit 12.1


                             STC Broadcasting, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                          (In thousands, except ratio)

                                        Year ended December 31, 1996        6 months ended June 30, 1997
                                          Historical      Pro Forma         Historical          Pro Forma
                                        ----------------------------     ---------------------------------
Earnings:

        Loss before income taxes         $       (92)    $  (18,358)       $   (5,456)         $  (10,675)
        Interest expense and
           amortization of Deferred
           Financing Costs                     6,072         13,637             4,520               6,818
        Dividends and accretion on
           Redeemable Preferred Stock             --          4,332             1,446               2,166
                                         --------------------------        ------------------------------
                Total Earnings (loss)    $     5,980     $     (389)       $      510          $   (1,691)
                                         ==========================        ==============================
Fixed Charges:

        Interest expense and
           amortization of Deferred
           Financing Costs               $     6,072     $   13,637        $    4,520          $    6,818
        Dividends and accretion on
           Redeemable Preferred Stock             --          4,332             1,446               2,166
                                         --------------------------        ------------------------------
                Total Fixed Charges      $     6,072     $   17,969        $    5,966          $    8,984
                                         ==========================        ==============================

Ratio (deficiency) of earnings to fixed
  charges (1)                                    1.0        (18,358)           (5,456)            (10,675)




(1)  If the ratio is less than 1.0x, the deficiency is shown